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                                                                   Exhibit 8.1


                     [LETTERHEAD OF DAVIS POLK & WARDWELL]




                                                           October 31, 1996

SunAmerica, Inc.
1 SunAmerica Center
Los Angeles, California 90067-6022


               Re:  SunAmerica, Inc. -- 7,000,000 PERCS Units


Dear Sirs:

               We have acted as tax counsel for SunAmerica, Inc. (the "Company") in connection with the issuance of the Company's 7,000,000 PERCS Units (the "Units"). We hereby confirm our opinion (the "Opinion") set forth under the caption "Certain United States Federal Income Tax Considerations" in the prospectus supplement dated October 31, 1996, subject to completion, (the "Prospectus Supplement") to the prospectus (the "Prospectus") that is part of the Registration Statement to be filed by the Company with the Securities Exchange Commission.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the offering of the Units and the use of our name under the caption "Certain United States Federal Income Tax Considerations" in the Prospectus Supplement. The issuance of such consent does not concede that we are an "Expert" for the purposes of the Securities Act of 1933.

                                             Very truly yours,


                                             /s/ Davis Polk & Wardwell